Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-151572 and 333-41051), Form S-3D (No. 333-20375), Form S-8 (Nos. 333-151425, 333-151424, 333-34869 and 333-34871) and Form S-8 (No. 333-18845) as amended by Post Effective Amendment No. 1 on Form S-8/A, of Merchants Bancshares, Inc. of our report dated March 10, 2014,  relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10‑K of Merchants Bancshares, Inc. for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Cleveland, Ohio

March 10, 2014